Exhibit 99.1

COMPANY
overview

RFID (Radio-Frequency Identification) is incorporated into numerous products and services and the radio waves are tracked.  It is already used for retail products, inventory, passports, toll collections and libraries.  Inova believes the future use of RFID is unlimited; it will replace the bar code everywhere it exists.  This is a multi-billion dollar, cutting edge technology, and Inova, and our current investors, are on the ground floor of this revolution.

Inova Technology, Inc. provides RFID services, Lead Tracking services and Network Solutions to its customers. Through its RFID subsidiary INVA provides proprietary RFID scanners that offer more features and functionality than competitors. The company’s RFID subsidiary also offers customized tags. Customers include Honeywell, Northrop Grumman and the U.S. Department of Defense.

Through its Lead Tracking business INVA offers proprietary wireless RFID scanners that contain GPRS capabilities allowing data to be sent over a mobile phone network to any location - all in one device approximately the size of an iPhone.  INVA’s wireless scanner is a patent pending product and is believed to be the only scanner of its kind in the world. The Company’s Lead Tracking solutions have been utilized in more than 1,000 trade shows in the U.S. and Europe. The Network Solutions business has extensive expertise in LAN/WAN design and implementation, campus-wide wireless and security.  INVA also provides support solutions that range from commercial to educational applications. This expertise has been proven with continued contract awards from large school districts throughout the country.

CORPORATE
strategy

Inova Technology focus is on building the network solutions business and selling existing and future proprietary RFID solutions to new customers and customers of the networking businesses.  Management believes that there is substantial opportunity to cross sell services to the Company’s existing customer base and further expand that customer base.   Due to the difficult economic environment the Company continues to focus on more stable revenue opportunities as evidenced by recent contract awards with school districts in Texas.

The Company will also continue to leverage its existing intellectual property and expertise to develop new RFID solutions that enhance networks installed by the networking businesses and adapt existing RFID technology for several new verticals including Defense, security, mobile credit card processing. As a publicly traded company, management also intends to focus on creating value for shareholders by pursuing accretive acquisitions that complement existing businesses.  Management also believes there is a large untapped opportunity within the RFID business.  The RFID scanner business is growing at over 30% per year, generally has high gross margins and the Company’s “Mi” scanner has more features and sells for less than competitors products.  Inova is focused on increasing its market share in this high growth business.

COMPANY
management

Adam Radly, Founder, CEO

Mr. Radly is an accomplished entrepreneur with a successful track record of acquiring businesses for attractive prices and increasing value for shareholders.

Some examples of Adam’s past success include:
•	Founder and CEO of Isis Communications,
•	the culmination of two start ups and six acquisitions, and
•	revenue increased from zero to $22 million
•	Completed an IPO for Isis raising approximately $40 million.
•	Market cap peaked at $400 million. Isis (now Staging Connections) has revenue of approx $190 million.
•	Completed eight acquisitions and
•	raised an additional $30 million from U.S. institutional investors in a secondary offering.
•	Built Inova from a shell. with zero revenue to $20 million revenue, $3 million EBITA

Paul Aunger, Company Director

•
Founder and former President of News Canada Inc. in 1981 until it merged with MDC Communications Corporation in 1997. Clients included General Motors, Ford, IBM, DuPont, Procter & Gamble, Sears, Kodak, General Mills, Heinz and Walt Disney.

Jeff Mandelbaum, Director

•
Member of initial senior management team at Sybase, Inc. (NYSE: SY).  Former Vice President of worldwide sales at Commerce One (NASDAQ: CMRC and fFormer Vice President of Media Systems Sales for Real Networks (NASDAQ: RNWK)

Alex Lightman

•
 An MIT graduate and Chairman and CEO of Innofone.com, Inc., a publicly traded Internet applications development company since August 2005. Also founding CEO and Chairman of IPv6 Summit, Inc., and is the leading authority on IPV6 in the USA and inventor of several RFID patents

RECENT
accomplishments

•	February 2010 Inova Technology Secures New $275,000 Contract for Network Solutions; Begins Work on $562,000 Project
•	February 2010 Inova Technology Awarded $175,000 Contract for Network Solutions for a Texas High School Electronics
•	March 2010 Interview with Adam Radley is available for investors at the following link: http://www.netgenpr.com/inova-technology-announces-ceolive-interview-now-available
•	Investors have achieved IRR’s in excess of 23%

COMPANY
data

Headquarters: Las Vegas, NV
Stock symbol: OTC BB: INVA
Market Cap: $4 million
Common Shares Outstanding: 2,509,698
Fiscal Year Ends: April 30
Web sites: Investor: www.inovatechnology.com

FINANCIAL
summary

	2009	2008
Income Statement
Revenues	22,591,048	5,442,402
EBITDA	2,552,809	89,561

Balance Sheet
Current assets	3,343,940	3,550,316
Total assets	14,655,589	10,484,356

Current liabilities	8,312,751	6,217,384
Total liabilities	10,723,065	9,082,408

Total stockholder's equity	3,932,524	1,401,948

Capital structure:

Common shares outstanding: 2,509,698
Preferred outstanding: 1,500,000 (nonvoting, non convertible, non redeemable)
Options outstanding: 1,200 ex price $0.006
Warrants outstanding: 2,600,000
Authorized: 7,500,000

contact

PAUL KNOPICK
E & E Communications
(949) 707-5365
pknopick@eandecommunications.com

Forward Looking Statements
Some statements made in this Corporate Profile are forward looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation.  Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward looking statements.  These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company’s past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.